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                                                                       Exhibit 8

                     [Letterhead of Shearman & Sterling]

                                November 2, 2000


To the Board of Directors of
Corning Incorporated


             ZERO COUPON CONVERTIBLE DEBENTURES DUE NOVEMBER 8, 2015

Ladies and Gentlemen:

         We are acting as special federal tax counsel for Corning Incorporated (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Prospectus Supplement dated November 2, 2000 (the "Prospectus Supplement") to a Prospectus, contained in the Company's Registration Statements on Form S-3 (File Nos. 333-44328, 333-44328-1 and 333-48168) (the "Registration Statements"). The Prospectus Supplement relates to the offering by the Company of Zero Coupon Convertible Debentures due November 8, 2015 (the "Debentures") in an aggregate principal amount at maturity of $2,712,546,000.

         In connection with rendering our opinion, we have participated in the preparation of the Prospectus Supplement and have reviewed the Indenture and First Supplemental Indenture for the Debentures with the Company as Issuer and The Chase Manhattan Bank, as Trustee, each to be dated November 8, 2000 (including the form of Debentures attached thereto as exhibits). Based upon the foregoing and after consideration of applicable current law, we are of the opinion that (i) the Debentures will be treated as indebtedness of the Company for United States federal income tax purposes and (ii) subject to the limitations set forth therein, the discussion under the caption "United States Federal Income Tax Consequences" in the Prospectus Supplement accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

         We hereby consent to the use of this opinion as an Exhibit to this Current Report on Form 8-K, which will be incorporated by reference in the Registration Statements and to the use of our name in the fifth paragraph under the caption "United States Federal Income Tax Consequences" in the Prospectus Supplement.

                                                     Very truly yours,

                                                     /s/ Shearman & Sterling

LMB/AFS